Exhibit 99.3

3600 Las Vegas Blvd. South	3950 Las Vegas Blvd. South
Las Vegas, NV 89109	Las Vegas, NV 89119
Tel: (702) 693-7120	Tel: (702) 632-6700

www.mgmmirage.com

www.mandalayresortgroup.com

MGM MIRAGE AND MANDALAY RESORT GROUP

ANNOUNCE EXTENSION OF CLOSING DATE

Las Vegas, March 23, 2005 – MGM MIRAGE (NYSE: MGG) and Mandalay Resort Group (NYSE: MBG) today announced that the outside closing date of their merger has been extended to June 30, 2005 in accordance with the terms of the Merger Agreement between the parties.  The appointment last week of additional members to the Illinois Gaming Board will enable MGM MIRAGE’s application before that agency to be acted upon after being reviewed by the fully constituted Illinois Gaming Board.  The merger remains subject to customary closing conditions and successful completion of the approval process in Illinois and Michigan.  MGM MIRAGE anticipates the merger will be completed in the second quarter of 2005.

About MGM MIRAGE

MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies.  The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom.  For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

About Mandalay Resort Group

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus — Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group.  These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.

Contacts:	For MGM MIRAGE	For Mandalay Resort Group
Investors:	Jim Murren	Glenn Schaeffer
	President, CFO and Treasurer	President and CFO
	702-693-8877	702-632-6710

Media:	Alan Feldman	Joele Frank
	Senior Vice President, Public Affairs	Joele Frank, Wilkinson, Brimmer, Katcher
	702-891-7147	212-355-4449

George Sard/Stephanie Pillersdorf
Citigate Sard Verbinnen
212-687-8080